Exhibit 99.2
Commercial Metals Company Closes Purchase of Nicholas J. Bouras, Inc. and Affiliates
     Irving, TX — April 17, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that it has completed the acquisition of substantially all the operating assets of Nicholas J. Bouras, Inc., United Steel Deck, Inc., The New Columbia Joist Company, and ABA Trucking Corporation. This acquisition was announced in early March subject to regulatory approval and other conditions precedent. The purchase price was approximately $146 million, including inventory. United Steel Deck manufactures steel deck at facilities in South Plainfield, NJ; Peru, IL; and Rock Hill, SC. New Columbia Joist manufactures steel joists in New Columbia, PA. ABA Trucking Corporation provides delivery services for United Steel Deck and New Columbia Joist. The acquired assets will be combined with CMC Joist and operate under the trade name CMC Joist & Deck as part of CMC’s Domestic Fabrication segment.
     Murray R. McClean, President & Chief Executive Officer, said, “This acquisition will add joist manufacturing capacity to meet the needs of our customers in the Northeast and will establish CMC Joist as a manufacturer of steel deck. The acquisition is complementary to our current operations, providing both geographic and product growth opportunities, and we look forward to building on Bouras’ longstanding history of reliable customer service and quality.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2007-20